Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption "Independent Auditors" in the Registration Statement (Form S-3) and related Prospectus of GTECH Holdings Corporation, GTECH Corporation, GTECH Rhode Island Corporation and GTECH Latin America Corporation for the registration of $175,000,000 of 1-3/4% Convertible Debentures due December 15, 2021 and to the incorporation by reference therein of our report dated March 27, 2001 (except for Note S, as to which the date is December 18, 2001), with respect to the consolidated financial statements of GTECH Holdings Corporation as of February 24, 2001 and February 26, 2000 and for each of the three years in the period ended February 24, 2001 included in its Current Report on Form 8-K dated February 27, 2002, filed with the Securities and Exchange Commission.


/s/ Ernst & Young, LLP
-------------------------
Boston, Massachusetts
February 20, 2002